Exhibit 99.1

OXiGENE Reports Operational Highlights and

Financial Results For the First Quarter of 2003

WATERTOWN, Mass.—(BUSINESS WIRE)—May 2, 2003—

Patient enrollment completed in Phase Ib Cancer Trial

OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a leading developer of biopharmaceutical compounds designed to target the vascular structure of solid tumors, today reported operational highlights and financial results for the quarter ended March 31, 2003.

Recent operational highlights include:

•	Issuance of a U.S. patent covering the Company’s “prodrug strategy,” which encompasses tubulin-binding compounds to selectively target and destroy aberrant blood vessels without damaging the surrounding healthy tissue. U.S. Patent No. 6,538,038 covers the use of multiple Vascular Targeting Agents (VTAs) to treat cancer, macular degeneration and other illnesses characterized by the formation of abnormal blood vessels. The Company currently has 17 U.S. patent applications pending and numerous foreign applications pending related to its vascular targeting technology.

•	Initiation of a Phase I/II clinical trial of its lead VTA, Combretastatin A4 Prodrug (CA4P), and radiotherapy in patents with advanced malignancies of the lung, head and neck and prostate. The trial is being conducted at Mount Vernon Hospital in London.

•	Discovery of a new vascular targeting candidate, OXi8007, emanating from the Company’s Drug discovery program.

First-quarter 2003 Financial Results

Total revenue for the first quarter of 2003 was approximately $69,000 compared with approximately $79,000 for the same period in 2002. OXiGENE’s GAAP (Generally Accepted Accounting Principles) net loss for the first quarter of 2003 was approximately $1.5 million, or $0.12 per basic and diluted share, versus a GAAP net loss of approximately $4.2 million, or $0.35 per basic and diluted share, in the first quarter of 2002. The GAAP net loss for the first quarter of 2002 includes a one-time non-cash charge of $2.3 million related to a stock award program and a non-recurring gain of $1.3 million related to the Company’s sale of its interest in the ARCUS LLC joint venture to Peregrine Pharmaceuticals, Inc. Excluding these non-recurring items, the net loss on a non-GAAP basis for the first quarter of 2002 would have been approximately $3.2 million. Therefore, on a non-GAAP basis the $1.5 million net loss in the first quarter of 2003 represents an improvement of $1.7 million, or 53 percent, from the comparable period in 2002.

Management is furnishing a non-GAAP measure in the presentation of the Company’s financial results to provide a consistent comparison of historical operating performance. Management believes this measure provides a useful comparison because it excludes certain items, such as stock compensation expenses and non-operating gains, which do not necessarily reflect the Company’s results from ongoing operating activities.

OXiGENE ended the first quarter of 2003 with $10.0 million in cash and marketable securities compared with $11.8 million at December 31, 2002.

“The improvement in OXiGENE’s bottom line in the first quarter of 2003 is a direct result of our drug development strategy over the past year,” said President and Chief Executive Officer Fred Driscoll. “Focusing the Company exclusively on vascular targeting has enabled us to implement a number of cost-reduction initiatives. These measures, in turn, have helped to significantly reduce our net loss in the first quarter of 2003 compared with the first quarter of 2002. We have projected a $5 million to $6 million net loss for 2003 and, on an annualized basis, our first-quarter financial results put us on pace to realize that result.

“While we have sought to aggressively lower costs over the past several quarters, we have done so without sacrificing clinical development momentum,” Driscoll continued. “Since mid-2002, CA4P has entered three concurrent clinical trials and our discovery program has produced two new compounds — OXi6197 and OXi8007. In addition, we have made steady progress in our efforts to move OXi4503 into the clinic.”

Update on Clinical Trials

In addition to the Phase I/II study at Mount Vernon Hospital in London, CA4P is involved in two other cancer trials. At the Ireland Cancer Center at University Hospitals of Cleveland, the compound is undergoing a Phase II trial as a single agent in patients with advanced anaplastic thyroid cancer. CA4P also is being tested at the University of Pennsylvania’s Presbyterian Medical Center, in a Phase Ib combination study with the chemotherapy drug Carboplatin in patients with various advanced solid tumors. While patients in the study continue to receive therapy, enrollment has concluded.

“The primary aims of the Phase Ib trial were to establish the maximum tolerated dose of the combination and the recommended Phase II dose when CA4P is administered as a 10-minute intravenous infusion,” said Dai Chaplin, Ph.D., OXiGENE’s chief scientific officer and head of research and development. “Additionally, the study was intended to assess the toxicity and safety profile of the combination and collect data on possible anti-tumor effects. The objectives have been achieved and the data gathered from this study will be invaluable as we move CA4P forward. Indeed, based on the data already obtained we are awaiting regulatory approval to launch an advanced clinical trial, in combination with conventional treatment, targeted at a specific and prevalent tumor type.”

Second-generation VTAs

Pre-clinical development of OXi4503 and OXi6197, OXiGENE’s second-generation VTAs, remains on schedule. The peer-reviewed journal Anticancer Research has indicated that it is preparing to publish a research paper exploring the effects on blood-flow shutdown and tumor volume of OXi4503 and CA4P. Work also continues on OXi6197. The investigational compound is being evaluated by the Drug Development Group of the National Cancer Institute (NCI), which has seen anti-tumor effects in initial rounds of in vivo studies in animals. The NCI has agreed to perform additional in vivo tests this year.

This week, OXiGENE introduced its fourth VTA, OXi8007, whose molecular structure is distinct from the Combretastatin family of compounds as well as OXi6197. The new compound, which in pre-clinical studies has demonstrated a wide therapeutic window and absence of toxicity at high doses, is the subject of a scientific paper scheduled to be presented next Monday, May 5, at a Florida conference on emerging cancer therapies.

“Discovery of new vascular targeting candidates remains an important element in our overall strategic plan, and OXi8007 is the most recent example of the fruitful relationship between OXiGENE and our academic research partners, Baylor University in Texas and the University of Lund in Sweden,” Driscoll said.

Business Outlook

Commenting on the Company’s outlook for the remainder of 2003, Driscoll said, “Our plan is to continue to identify clinical development opportunities for CA4P, both in new indications and new therapeutic combinations. Over the next several months, we expect to move CA4P into advanced trials with chemotherapy. We also plan to announce the location of a Phase I/II trial in wet age-related macular degeneration. In addition, we are engaged in discussions with potential CA4P licensing partners in both oncology and ophthalmology.”

Company to Host Conference Call

OXiGENE will host a conference call with investors at 10:00 a.m. ET today to review its first quarter 2003 financial results and provide a business update. Callers in the U.S. can participate by dialing (888) 343-7239, while international callers should dial (415) 537-1825. For a live and archived audio Webcast of the call, go to www.oxigene.com/investor/confcalls.asp.

A telephone rebroadcast will be available two hours after the call until noon ET May 4, 2003. To hear this replay, dial (800) 633-8284 (U.S.) or (402) 977-9140 (international) and use passcode 21135424.

About OXiGENE

OXiGENE is the world leader in the development of novel biopharmaceutical compounds called Vascular Targeting Agents (VTAs), which are designed to block the flow of blood that supplies solid cancer tumors and other abnormal vasculature, while leaving healthy cells intact. The

Company’s VTAs may have application in the treatment of certain forms of ocular disease and other conditions. OXiGENE’s lead compound, Combretastatin A4 Prodrug, has advanced into Phase II and combination clinical trials in cancer patients in the United States and Europe. For more information about OXiGENE, visit www.oxigene.com.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: the Company’s projection of a $5 million to $6 million net loss for 2003; the Company’s ability to move OXi4503 into the clinic; the Company’s ability to successfully apply the data gathered in the Phase Ib clinical trial in further study of CA4P; OXiGENE’s ability to obtain the regulatory approval to move CA4P into an advanced trial targeted at a specific cancer indication in combination with conventional treatment; the Company’s intention to continue to identify clinical development opportunities for CA4P; OXiGENE’s plan to move CA4P into advanced clinical trials in chemotherapy; the Company’s plan to announce the location of a Phase I/II clinical trial of CA4P in wet age-related macular degeneration; and the application of the Company’s VTAs in the treatment of certain forms of ocular disease and other conditions. Any or all of the forward-looking statements in this press release may turn out to be wrong.

They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements are contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

OXiGENE, Inc.

Consolidated Balance Sheet

(All amounts in thousands US Dollars)

	March 31, 2003	December 31, 2002
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash	$1,684	$3,752
Available-for-sale marketable securities	8,306	8,078
Other current assets	43	40

Total current assets	10,033	11,870

Net property and equipment	449	487
Other assets	1,216	1,241

Total assets	$11,698	$13,598

Liabilities and stockholders’ equity
Current liabilities:

Amount payable for license agreement - current	$297	$290
Accrued expenses	1,575	1,717
Accounts payable	1,058	1,417

Total current liabilities	2,930	3,424

Amount payable under license agreement - non-current	158	154

Stockholders’ equity
Common stock	127	127
Additional paid-in capital	83,376	83,465
Accumulated deficit	(73,089)	(71,654)
Notes receivable	(2,098)	(2,187)
Other	294	269

Total stockholders’ equity	8,610	10,020

Total liabilities and stockholders’ equity	$11,698	$13,598

OXiGENE, Inc.

Consolidated Statement of Operations

(All amounts in thousands, except per share amounts)

	3 months ended Mar 31, 2003	3 months ended Mar 31, 2002
	(unaudited)
Revenues:
Licensing revenue	$20	$—
Interest income	49	79
Total revenues	69	79

Expenses:
Costs relating to licensing revenue	—	—
Amortization of license agreement	20	20
Operating expenses	1,517	5,539
Total expenses	1,537	5,559
Operating loss	(1,468)	(5,480)
Gain on sale of Joint Venture	—	1,325
Other expense, net	(8)	(16)
Net loss	$(1,476)	$(4,171)

Net loss per common share:
Basic	$(0.12)	$(0.35)
Diluted	$(0.12)	$(0.35)

Shares used to compute net loss per share:
Basic	12,443	11,961
Diluted	12,443	11,961

CONTACT: Sharon Merrill Associates 617/542-5300 David Calusdian (Investors) dcalusdian@investorrelations.com Scott Solomon (Media) ssolomon@investorrelations.com SOURCE: OXiGENE, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding OXiGENE, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.